UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event):  October 26, 2009

Commission File No. 001-33399

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COMVERGE, INC.
(Exact name of registrant as specified in its charter)

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DELAWARE	22-3543611
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

120 Eagle Rock Avenue, Suite 190
East Hanover, New Jersey 07936
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code:  (973) 884-5970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2009, the board of directors (the "Board") of Comverge, Inc. appointed A. Laurence Jones, Joseph O’Donnell and Scott Ungerer as independent directors to the Board effectively immediately, in accordance with Comverge's Bylaws and Certificate of Incorporation.  The Board determined that Mr. Jones shall be a Class III director, Mr. O’Donnell a Class II director and Mr. Ungerer a Class I director, and as such, each shall serve until the next election of their respective classes, subject to the election and qualification of a successor or successors, or until his earlier death, resignation or removal. In addition, the Board appointed Mr. Jones to serve on the audit and nominating/corporate governance committees, Mr. O’Donnell to serve on the compensation committee and Mr. Ungerer to serve on the audit committee of the Board, with the Board revisiting the committee memberships periodically.

Pursuant to the terms of their offer letters, each of Messrs. Jones, O’Donnell and Ungerer, as non-employee directors, will receive an initial equity award based on an implied value of $80,000 in the form of restricted shares and stock options. In addition, each will receive annual cash compensation of $40,000, which will be paid in quarterly installments and pro rated for the remainder of 2009. This compensation is based on a maximum of six board meetings and eight committee meetings. To the extent that they attend additional meetings, each director will be compensated $1,500 per meeting.

Mr. Ungerer previously served on the Board until January 31, 2008 and had a Consulting Agreement with the Company which was terminated concurrently with his appointment to the Board.  In addition, Mr. Ungerer is the managing partner and founder of EnerTech Capital Partners, which first became an investor in Comverge in April 2003 and currently holds shares of Comverge common stock through several affiliated investment funds.

There are no arrangements or understandings between Mr. Jones, Mr. O’Donnell or Mr. Ungerer and any other persons pursuant to which they were selected as directors of the Company. There are no relationships between Mr. Jones or Mr. O’Donnell and Comverge or any of Comverge's subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosures

On October 28, 2009, Comverge issued a press release announcing the appointments of Messrs. Jones, O’Donnell and Ungerer to the Board. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Other Exhibits

Exhibit No.	Description
99.1	Press release, dated October 28, 2009 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By:          /s/ Michael Picchi
Name:     Michael Picchi
Title:       Interim President and Chief Executive Officer;
Executive Vice President and Chief Financial Officer
Dated: October 28, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

         99.1                        Press release, dated October 28, 2009 (furnished herewith).

120 Eagle Rock Avenue, Suite 190
 East Hanover, NJ  07936

EXHIBIT 99.1
FOR IMMEDIATE RELEASE

COMVERGE ANNOUNCES APPOINTMENTS TO ITS BOARD OF DIRECTORS

East Hanover, N.J., October 28, 2009 – Comverge, Inc. (Nasdaq: COMV), a leading provider of smart grid, demand management and energy efficiency solutions, today announced the appointment of A. Laurence Jones, Joseph M. O’Donnell and Scott B. Ungerer to its Board of Directors effective October 26, 2009.

Mr. Jones is chief executive officer and president of StarTek, Inc., a $274 million provider of outsourced call center and customer support services for the communications industry. Since he joined StarTek in 2007, the organization has achieved double digit revenue growth, restructured its North American call center platform and initiated a global expansion strategy.  Mr. Jones brings to Comverge his extensive experience in marketing services, enterprise software, financial information services and IT services.

Mr. O’Donnell brings more than 30 years of sales and technology experience to his new role with Comverge.  Most recently he served as chief executive of Inmar, Inc., a leading provider of technology-driven logistics and supply chain software and services.  Prior to Inmar, he was Chairman and CEO of Artesyn Technologies for 12 years.  Mr. O’Donnell currently serves on the boards of Comverse Technology and The University of Tennessee College of Business.

Mr. Ungerer is the founder and a managing director of EnerTech Capital, a pioneer in the CleanTech space that has been successfully investing in energy and clean energy technology companies since 1996. His experience in the energy and power markets has spanned his 29 year career beginning with Atlantic Electric in 1980, including his role as president and chief operating officer of Atlantic Energy Enterprises. Mr. Ungerer previously served on Comverge’s board of directors from October 2003 to January 2008 and currently serves on the boards of Intellon Corporation and privately held CURRENT Group LLC, Tangent Energy Solutions, The Nanosteel Company and CoaLogix and is a member of the National Renewable Energy Lab (NREL) Venture Advisory Board.

"We are very pleased to welcome these new members to our Board of Directors," stated Alec G. Dreyer, Comverge’s Chairman. “Their industry background and experience will strengthen our Board and we look forward to their contributions as Comverge continues its leadership role in the clean energy and demand response industry."

About Comverge
Comverge, with over 3,300 megawatts of clean energy capacity under management, is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost-effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com.

For Additional Information
Kristin Mastrandrea
Communications Manager
Comverge, Inc.
973-434-7157
kmastrandrea@comverge.com